Exhibit 99.1

Liberty Global Reports Second Quarter 2015 Results

Q2 rebased OCF Growth of 4% in Europe
Rebased OCF Growth of 13% for LiLAC Group in Q2
Liberty 3.0 Expected to Meaningfully Enhance Growth Prospects
All Full-Year 2015 Guidance Targets Confirmed

Denver, Colorado August 4, 2015: Liberty Global plc (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK), today announces financial and operating results1 for the three months ("Q2") and six months ("YTD" or "H1") ended June 30, 2015 for the Liberty Global Group and the LiLAC Group2.

Key highlights for the consolidated operations of Liberty Global plc:
•Organic RGU3 additions of 207,000 YTD, including 138,000 in Q2
•Rebased4 revenue growth of 3% for both YTD and Q2, reaching $9.1 billion YTD
•YTD OCF5 of $4.3 billion, reflecting YTD and Q2 rebased growth of 3% and 4%, respectively
•Free Cash Flow ("FCF")6 of $592 million in Q2, increasing YTD total FCF to $922 million

Operating and financial highlights for the Liberty Global Group7, our European business:
•Organic RGU additions of 95,000 in Q2, negatively impacted by Dutch performance
◦Unitymedia regained RGU momentum with 92,000 net additions in Germany
◦Substantial year-over-year improvement in RGU performance across all products in U.K.
◦RGU loss of 87,000 at Ziggo in the Netherlands, expect H2 performance to improve
•Initiated new build program in Manchester (150,000 HP) and new build trials in Germany
•EuroDocsis 3.1 testing to begin in H2 2015, expected to result in broadband speeds of 1Gbps+
•Rebased revenue growth of 3% and rebased OCF growth of 4% in Q2
◦4% rebased revenue growth in the U.K. and 6% growth in both Germany & Belgium
◦OCF performance fueled by 12% rebased growth in Belgium and 8% in the U.K./IE
•Balance sheet geared at 5.0x net leverage8 with over $4.2 billion in total liquidity9
•FCF of $539 million in Q2 and $894 million YTD

Operating and financial highlights for the LiLAC Group10:
•Added 43,000 organic RGUs and increased customer relationships by 14,000 in Q2
•Delivered Q2 rebased revenue growth of 7%, our best quarterly result in two years
•Rebased OCF up 13% to $128 million in Q2, resulting in margin expansion of 240 bps to 41%
◦Chile and Puerto Rico with Q2 rebased OCF growth of 14% and 12%, respectively
•Completed acquisition of Choice in Puerto Rico in June, creating island-wide scale
•Finished Q2 with net leverage of 3.5x, including over $230 million of cash

CEO Mike Fries commented, "Subscriber additions and OCF growth each accelerated in Q2, with most of our markets delivering improved sequential performance as compared to Q1. Strong demand for our triple- and quad-play bundles continues to support our results despite difficulties in the Netherlands, which continued to face competitive and integration challenges. We have taken measures to improve our results in that market and our H2 OCF growth should benefit from the positive impact of Ziggo synergies. Despite the headwinds in the Netherlands, we are confirming all of our 2015 guidance targets.”

"Rebased revenue growth of 3% for the Liberty Global Group in Q2 was underpinned by strong top line performances in the U.K., Germany and Belgium. Operating leverage and strong cost controls drove 4% rebased OCF growth in Europe, despite the challenges in Holland. We expect OCF growth in Europe to continue ramping in the second half of the year based on our expectation for significantly improved net add numbers, accelerating rebased revenue growth from our residential and B2B11 services and our continued focus on controlling costs.”
"In early July we launched our LiLAC tracking stock, which tracks our market-leading cable assets in Chile and Puerto Rico. Investors can now directly participate in the economic performance of VTR and Liberty Puerto Rico, which together reported 7% rebased revenue growth, 13% rebased OCF growth and 43,000 organic RGU additions in Q2. We see LiLAC as a great platform for future M&A opportunities given the fragmented nature of media assets in this region of the world and along these lines we recently closed the Choice acquisition in Puerto Rico. Over the medium term, we expect LiLAC to generate mid- to high-single-digit rebased OCF growth."
“We recently finalized the blueprint for our Liberty 3.0 program, and we're excited about the substantial growth opportunity that lies ahead of us. This transformational effort is expected to enhance our revenue and OCF growth over the next several years as we unlock efficiencies and reinvest the majority of those savings to drive even faster revenue and operating cash flow growth. The 3.0 initiative will involve a number of changes to our operating model and organization, and we are confident in our ability to deliver high-single-digit OCF growth over the medium term.”
"We have continued to make steady progress with our capital structure, refinancing nearly $4 billion of debt in Q2 after a very active first quarter. As a result, our average tenor at quarter end has been extended to nearly eight years, at a blended, fully-swapped interest cost of 5.4%. In terms of our repurchase activity, we bought nearly $500 million of our equity during Q2, increasing our total to over $900 million of buybacks during the first six months of the year. As a result, we remain on track to return $3 billion of capital to shareholders through stock repurchases over the next 18 months."

Subscriber Statistics - Liberty Global Group

At the end of Q2 2015, we provided our 25.7 million unique customers with 52.9 million subscription services ("RGUs") across our footprint of 48.6 million homes passed in Europe. On a product level, our RGU base for the Liberty Global Group consisted of 22.8 million video, 16.4 million broadband internet and 13.7 million telephony subscriptions. In terms of quarterly net additions, we increased our RGUs by 115,000 during Q2, including 95,000 organic RGU additions and small in-market acquisitions in Romania. At the end of Q2 2015, over 60% or 15.7 million of our customers took more than one product from us. This represents a bundling ratio of nearly 2.1, providing ample headroom for growth, including in Germany where the average customer subscribes to 1.7 products.

Geographically, our Q2 organic additions consisted of 43,000 RGUs in Western Europe and 52,000 in Central and Eastern Europe ("CEE"). While the RGU performance in our CEE region more than doubled versus Q2 2014, the results in Western Europe were particularly impacted by a weak performance in the Netherlands, as Ziggo lost 87,000 RGUs during the quarter. We experienced both lower sales and higher churn in the Dutch market, due in part to continued operational challenges associated with our network and product harmonization and integration work. In addition, our Q2 RGU performance in Holland was adversely impacted by the continued competitive environment, in combination with price increases across our existing customer base and acquisition portfolio. We have taken additional measures to improve our Dutch operational performance, including a quality improvement program and the launch of a summer promotion in mid-July, centered around Horizon TV.

In Germany, the Q2 results of Unitymedia rebounded with 92,000 RGU additions in Q2, supported by reduced churn across all three products, as compared to our Q1 RGU performance, which was partly impacted by a price increase for 1.3 million of our broadband internet subscribers. Virgin Media added 2,000 RGUs in the seasonably slow second quarter, marking its best Q2 RGU performance in five years. This improvement in the U.K. was driven by our superior products and bundles, resulting in our fourth consecutive quarter of record low churn. At UPC Cablecom in Switzerland, we grew organic RGUs by 16,000 in Q2 versus 9,000 RGU additions in Q2 2014. Rounding out the top five Western European markets, our Belgian operation added 14,000 organic RGUs, which was flat sequentially, but below the prior-year period.

From a product perspective, broadband internet remained the primary source of our organic subscriber growth in Europe with 110,000 RGU additions, driven largely by our German and Swiss operations, with 56,000 and 16,000 adds, respectively. The 51,000 year-over-year decrease in broadband internet additions, as compared to Q2 2014, was mainly attributable to Germany (26,000 RGUs), following the implementation of our higher-priced product portfolio in March, and the Netherlands (24,000 RGUs), impacted by the aforementioned challenges. Of particular note, we added 7,000 broadband RGUs at Virgin Media, its best Q2 result since 2010. Moving to our telephony performance, we added 99,000 new fixed-line telephony subscribers in Q2 2015, which is slightly below Q2 2014, as improvements in Switzerland and the U.K. were more than offset by declines in the Netherlands and Ireland.

Our video attrition of 113,000 organic RGUs in Europe during Q2 2015 was higher than the 82,000 RGUs we lost in the comparable prior-year period. The negative variance was primarily a result of our Dutch business, which lost 45,000 more video subscribers than in the prior-year period. When excluding the Netherlands for both periods, video attrition improved by 13,000 RGUs year-over-year, primarily driven by improvements in Romania, Poland and the U.K. We ended the second quarter with 14.0 million enhanced video subscribers, representing enhanced video penetration12 of 64%, and 8.0 million basic video subscribers. In terms of our innovative Horizon TV and TiVo products, we converted over 230,000 video customers into next-generation TV subscribers during Q2, of which Horizon TV contributed over 150,000 and TiVo 80,000, bringing the combined base to nearly four million. Multi-screen services have now been launched in all of our European markets under the brands "Virgin TV Anywhere" in the U.K., "Yelo TV" in Belgium and "Horizon Go" in all of our other European markets. These multi-screen services are typically included in our bundles, offering easy access to catch-up and video-on-demand content as well as over 100 live TV channels, of which the vast majority are also available out-of-home.

With respect to our wireless business in Europe, we finished Q2 2015 with 4.5 million mobile subscribers13, which represents an increase of 84,000 during the quarter. This growth was driven by quarterly additions in all of our Western European markets, including increases of 29,000, 20,000 and 14,000 in Belgium, the Netherlands and Germany, respectively. Virgin Media added 7,000 mobile subscribers in the quarter, including 36,000 postpaid additions, driven by our successful Freestyle14 proposition. This offer enables customers to purchase a handset independent of the mobile airtime contract, and will be introduced in other European markets later this year. Other developments include mobile trials in Ireland, which are currently underway, and preparations for 4G launches in Switzerland and the Netherlands later in the year.

Revenue - Liberty Global Group
Liberty Global Group revenue of $4.3 billion and $8.5 billion for the three and six months ended June 30, 2015, respectively, was slightly down as compared to the corresponding prior-year periods. For both periods, the reported declines in revenue were driven by negative foreign currency ("FX") movements related to the strengthening of the U.S. dollar against all of our functional currencies, largely offset by the inclusion of Ziggo and, to a lesser extent, organic revenue growth. Adjusted for acquisitions, dispositions and FX, our operations attributed to the Liberty Global Group achieved year-over-year rebased revenue growth of 3% during each of the Q2 and YTD 2015 periods, in line with both prior-period results in 2014.
Cable subscription revenue remains the primary driver of overall rebased revenue growth. The two other key contributors to our rebased growth were mobile (including interconnect and handset sales) and B2B (including SOHO), which delivered rebased revenue growth rates in Q2 of 15%15 and 6%, respectively.
On a year-to-date basis, our 3% rebased growth for the Liberty Global Group included the net effects of certain non-recurring and non-operational items, the most significant of which were: (i) the $63 million negative impact of increased VAT obligations, including $55 million in the U.K., (ii) the $41 million net positive impact from the upfront recognition of revenue in connection with our Freestyle mobile promotion in the U.K., (iii) the $13 million favorable impact of higher amortization of deferred upfront B2B fees in the U.K. and (iv) the $12 million negative impact of a favorable revenue settlement in Germany during Q1 2014. In Q2, the upfront recognition of revenue in connection with our Freestyle mobile proposition in the U.K. was largely offset by the negative impact of higher VAT obligations.
From a geographic perspective, Western Europe delivered 3% rebased revenue growth for Q2, while our operations in the CEE region posted 1% rebased revenue growth, which represents an improvement for CEE versus the flat rebased revenue result in the prior-year period.
Our Q2 performance in Western Europe, which represents over 90% of the Liberty Global Group's revenue, was led by our operations in Belgium and Germany, each delivering 6% rebased revenue growth, primarily driven by an increase in subscribers, higher ARPU16 and, in the case of Telenet, increases in mobile subscription and B2B revenue. Of particular note, Virgin Media in the U.K. delivered 4% rebased revenue growth, which helped our U.K/Ireland segment post rebased revenue growth of 3%. Our U.K. result was driven primarily by increases in cable subscription revenue, due largely to subscriber growth, ARPU improvements that were supported by price rises and higher revenue from mobile handset sales. These positive factors more than offset the aforementioned impacts of increased VAT obligations. Meanwhile, our operation in Switzerland/Austria posted 3% rebased revenue growth in Q2, mainly supported by an increase in cable subscription revenue that was driven by ARPU and subscriber growth.
Finally, our revenue results in Western Europe were partially offset by a weak quarter for our business in the Netherlands, which experienced a 2% rebased revenue decline as a result of the aforementioned challenges. Given the lack of recent subscriber growth and the current competitive environment, we expect the second half of 2015 to remain challenging in the Netherlands, especially with respect to rebased revenue growth. Our new promotions highlight the value of our bundles and brand, and we will continue to invest in product development to strengthen our position in the Dutch market.
Operating Cash Flow - Liberty Global Group
Reported OCF for our operations attributed to the Liberty Global Group increased 2% to $2.1 billion for the three months ended 2015 and remained flat at $4.0 billion for the six months ended 2015, each as compared to the corresponding prior-year period. These comparisons were impacted by FX, acquisitions, dispositions and the aforementioned contributors to our reported top-line results. On a rebased basis, we delivered 4% and 2% OCF growth for the three and six months ended June 30, 2015, respectively.

Our rebased OCF performance for the Liberty Global Group in Q2 2015 included the favorable net impact of certain items, the most significant of which included the $12 million non-recurring and $7 million recurring impact of reduced network infrastructure charges in U.K./Ireland and a favorable $10 million non-recurring settlement of an operational contingency at Telenet, partially offset by $9 million of additional expenses in the Netherlands associated with the integration of Ziggo. For the YTD period, the Ziggo integration costs and other non-recurring and non-operational items had a net negative impact on our OCF growth rate as the Q1 detriment from the impact of these non-operational and non-recurring items was only partially offset by the Q2 benefit.

In terms of regional results for Q2, our operations in Western Europe delivered 5% rebased OCF growth, while CEE experienced a 1% OCF contraction during the same period. The CEE result was negatively affected by a recurring $4 million quarterly increase in VAT payments related to our Luxembourg-based direct-to-home ("DTH") operation that took effect on January 1, 2015.

In our five largest segments, our Q2 OCF performance was led by Telenet in Belgium, which delivered 12% rebased growth in Q2 including the non-recurring settlement mentioned above. Our operations in U.K./Ireland posted 8% rebased OCF growth in Q2, fueled by 8.5% rebased growth in the U.K., supported by the aforementioned revenue drivers, continued cost controls and full run-rate synergies, along with the previously mentioned reduction in network infrastructure charges. In Germany, our rebased OCF growth of 5% in Q2 was driven by revenue growth, partially offset by increases in staff-related costs and programming and copyright costs. In Switzerland/Austria, rebased OCF growth of 2% was impacted by increases in programming and copyright costs and marketing and sales costs. Rounding out Western Europe, in the Netherlands, our Q2 OCF declined 5% on a rebased basis primarily due to the previously mentioned revenue contraction and integration costs. We have made significant progress on the Ziggo synergy plan and we expect the program to favorably impact the Dutch OCF in the second half of 2015.

As compared to the corresponding periods in 2014, our OCF margin17 increased 120 basis points to 48.4% in Q2 and 30 basis points to 47.7% for the first half of 2015.

Property and Equipment Additions - Liberty Global Group
For the three months ended June 30, 2015, the Liberty Global Group reported property and equipment ("P&E") additions18 of $971 million or 22.8% of revenue as compared to $895 million or 20.8% of revenue in Q2 2014. For the YTD period, the Liberty Global Group incurred P&E additions of $1.8 billion or 21.7% of revenue as compared to $1.7 billion or 20.5% of revenue for the corresponding prior-year period. The year-over-year increase in P&E additions in absolute terms for both the Q2 and H1 periods is primarily related to increases associated with the acquisition of Ziggo and higher spending for support capital. These increases were partially offset by the impact of the weakening of all of our European currencies against the U.S. dollar. In terms of a breakdown for our H1 2015 spend, 48% was related to CPE and scalable infrastructure, 24% was related to line extensions and upgrade/rebuild activity, and 28% was related to support capital, including IT upgrades and general support systems. Going forward, we expect our network costs to increase as we begin to increase the pace of construction associated with Project Lightning, our network extension program in the U.K.

Free Cash Flow - Liberty Global Group
For the three and six months ended June 30, 2015, our operations attributed to the Liberty Global Group generated FCF of $539 million and $894 million, respectively, which compares to the $707 million and $990 million that we generated in the prior-year periods, respectively. The declines in our Q2 and H1 FCF, as compared to the corresponding 2014 periods, are attributable to the net effects of decreases associated with adverse movements in FX and working capital and increases associated with the inclusion of Ziggo, as well as organic OCF growth. In addition to these factors, our H1 performance also includes the impact of higher tax payments, primarily in Belgium.

Leverage, Liquidity & Shares Outstanding - Liberty Global Group
At June 30, 2015, we attributed to the Liberty Global Group total third-party debt19 of $43.7 billion and cash and cash equivalents of $587 million. As compared to Q1 2015, such debt increased by $1.7 billion primarily due to the strengthening of our borrowing currencies against the U.S. dollar. At the end of the second quarter, a Liberty Global Group entity contributed $100 million of cash to a LiLAC Group entity in order to provide liquidity to fund ongoing operating costs and potential acquisitions.

Excluding $1.5 billion of debt backed by shares we hold in Sumitomo Corporation and ITV plc, the Liberty Global Group ended Q2 2015 with consolidated adjusted gross and net leverage ratios of 5.1x and 5.0x, respectively. During the quarter, we improved our maturity profile through the refinancing of approximately $3.7 billion principal amount of debt, primarily at Virgin Media and the UPC credit pool. As a result, at the end of Q2, the average tenor of third-party debt attributed to the Liberty Global Group was nearly eight years, less than 10% of which is due before 2020, and the blended fully-swapped borrowing cost20 of such debt was 5.2%.
With respect to liquidity, we finished Q2 with approximately $4.2 billion, including $587 million of cash as noted above and aggregate borrowing capacity of $3.6 billion, as represented by the maximum undrawn commitments under each of the credit facilities21 attributed to the Liberty Global Group.

At July 29, 2015, we had 875 million Liberty Global Group shares outstanding, including 253 million Class A ordinary shares, 10 million Class B ordinary shares and 612 million Class C ordinary shares.

Subscriber Statistics - LiLAC Group
At June 30, 2015, we provided a total of 3.5 million subscription services to the 1.6 million unique customers across our cable footprint of 4.1 million homes passed within Chile and Puerto Rico. These services consisted of 1.3 million video, 1.3 million broadband internet and 0.9 million telephony subscriptions. During Q2, we increased our RGUs by 199,000, driven by our acquisition of Choice in Puerto Rico and 43,000 organic RGU additions, of which 37,000 were gained at VTR and 6,000 at Liberty Puerto Rico. At June 30, 2015, 66% of our customers were bundled and our bundling ratio was 2.1.
Our Q2 organic additions of 43,000 RGUs represent an increase of approximately 20% over our Q1 2015 additions of 36,000 RGUs, and a 14% decline over our Q2 2014 additions of 50,000 RGUs. From a product perspective, our Q2 additions consisted of 13,000 video, 26,000 broadband and 4,000 telephony RGUs. As compared to the prior-year quarter, we delivered slightly higher net adds in both video and broadband, as we continue to capitalize on our speed leadership and high-value bundles in both markets. In video, VTR gained 15,000 subscribers in the quarter, its best quarterly result in two years. This compares favorably to a loss of 5,000 in Q1 2015 and a gain of 9,000 in Q2 2014. A key driver behind this improved performance was the February launch of the “Vive Más” bundles and an expanded HD line-up. In Chile, we had a slight decline in telephony RGUs during Q2, which compares to a gain of 11,000 in Q2 2014, with the strong prior year performance supported by promotions that are no longer in effect.
In addition to our triple-play business, VTR added 12,000 mobile subscribers during Q2, increasing our total number of subscribers at quarter end to 129,000. At June 30, 2015, 90% of our mobile base subscribed to a postpaid product in Chile.

Revenue - LiLAC Group
For the operations attributed to the LiLAC Group, our reported revenue increased 2% to $311 million and declined 1% to $599 million for the three and six months ended June 30, 2015, respectively, as compared to the corresponding prior-year periods. The comparison for the three-month period was positively impacted by organic revenue growth and our acquisition of Choice in Puerto Rico, partially offset by the negative impact of FX movements related to an 11% weakening of the Chilean peso against the U.S. dollar. Similarly, our six-month result was positively impacted by organic revenue growth and the Choice acquisition, but was more than offset by a 12% decline in the Chilean peso against the U.S. dollar. When adjusting for acquisitions and FX, the operations attributed to the LiLAC Group achieved year-over-year rebased revenue growth of 7% in Q2 and 6% for the year-to-date period.

VTR posted rebased revenue growth of 7% and 6% for the three and six months ended June 30, 2015, respectively. These increases were primarily attributable to increases in (i) cable subscription revenue, driven by growth in subscribers and an increase in ARPU, and (ii) mobile subscription revenue, due to growth in overall subscribers and higher mobile ARPU resulting from an increase in the proportion of postpaid subscribers. The revenue increase during the six-month period included a Q1 adjustment to reflect the retroactive application of lower proposed tariffs on ancillary services and fixed-line termination rates, which reduced our Q1 revenue by $3.5 million.

Turning to our Puerto Rican operation, we delivered rebased revenue growth of 8% in Q2 and 7% for the year-to-date period. In particular, our second quarter results reflect the positive contribution of 45,000 net subscriber additions over the last twelve months.

Operating Cash Flow - LiLAC Group
Reported OCF for the LiLAC Group increased 8% to $128 million in Q2 2015 and 3% to $236 million for the six months ended 2015, as compared to the corresponding prior-year periods. These increases, which would have been higher if not for the FX headwinds related to the Chilean peso (as noted above), are driven by organic growth and the inclusion of Choice's results for one month. On a rebased basis, we delivered 13% and 10% OCF growth for the LiLAC Group for the three and six months ended June 30, 2015, respectively.

VTR, which represents approximately 70% of the LiLAC Group's segment OCF, posted rebased OCF growth of 14% in Q2 and 9% YTD, while Liberty Puerto Rico generated rebased OCF growth of 12% in Q2 and 13% YTD. OCF growth for each business was largely due to the aforementioned revenue growth drivers and improved operational leverage. VTR's rebased OCF growth for both the Q2 and H1 periods was adversely affected by the negative FX impacts of approximately $2 million and $4 million, respectively, related to programming and other expenses denominated in U.S. dollars.

From an OCF margin perspective, the LiLAC Group's margin increased 240 basis points to 41.0% in Q2 and 150 basis points to 39.4% in H1 2015, supported by year-over-year improvements in operational leverage in both countries.

Property and Equipment Additions - LiLAC Group
For the three months ended June 30, 2015, the operations attributed to the LiLAC Group reported P&E additions of $70 million or 22.4% of revenue as compared to $76 million or 24.6% of revenue in Q2 2014. For the YTD period, such operations incurred P&E additions of $126 million or 21.0% of revenue during 2015 as compared to $135 million or 22.2% of revenue for the corresponding prior-year period. The declines in our P&E additions in absolute terms were due in part to the negative impact of the Chilean peso FX movements noted above. In terms of a breakdown of our YTD 2015 spend, 62% was related to CPE and scalable infrastructure, 26% was related to line extensions and upgrade/rebuild activity and 12% was related to support capital, including IT upgrades and general support systems.

Free Cash Flow - LiLAC Group
For the three and six months ended June 30, 2015, the operations attributed to the LiLAC Group generated FCF of $54 million and $28 million, respectively, as compared to $9 million and $63 million, respectively, in the corresponding prior-year periods. The improvement in Q2 2015 can be attributed to positive movements in trade working capital and OCF growth. In the YTD period, the negative variance was primarily due to higher interest payments, partially offset by positive movements in trade working capital. The lower FCF on a YTD basis as compared to the prior-year period was directly attributable to interest and related derivative payments of approximately $67 million in January 2015 on the $1.4 billion in bonds at VTR Finance B.V., as similar payments were not required to be made in the corresponding prior year period.

Leverage, Liquidity & Shares Outstanding - LiLAC Group
At June 30, 2015, we had total debt attributed to the LiLAC Group of $2.3 billion and cash and cash equivalents of $233 million. As compared to March 31, 2015, the carrying value of our debt attributed to the LiLAC Group increased by $261 million, reflecting the impact of incremental borrowings in Puerto Rico to fund the Choice acquisition. The cash balance attributed to the LiLAC Group increased by $153 million in the quarter, reflecting the contribution of $100 million of cash by an entity attributed to the Liberty Global Group, as well as recent cash flow generation at each of VTR and Liberty Puerto Rico.

Giving pro forma effect to the OCF impact of the Choice transaction, the LiLAC Group ended Q2 2015 with adjusted gross and net leverage ratios of 3.9x and 3.5x, respectively. These ratios take into account the impact of a cross-currency derivative that synthetically swaps VTR Finance B.V.'s $1.4 billion debt into CLP 760.3 billion. At June 30, 2015, our net leverage ratio in Chile was 3.5x and our pro forma net leverage ratio in Puerto Rico was 4.8x. At June 30, 2015, the average tenor of our third-party debt attributed to the LiLAC Group was nearly eight years, none of which is due prior to 2022, and the blended fully-swapped borrowing cost of such debt was 8.7%.
At July 29, 2015, we had 44 million LiLAC shares outstanding, including 13 million Class A ordinary shares, 0.5 million Class B ordinary shares and 31 million Class C ordinary shares.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our operations, strategies, future growth prospects and opportunities (in particular with respect to upselling and bundling of products) and measures to improve the performance of certain of our operating companies; our expected revenue, OCF and FCF growth; subscriber and RGU growth, including our expectations for organic subscriber additions in 2015; our expectations with respect to the impact of the Liberty 3.0 program on our results of operations and growth prospects; the development and expansion of our superior network and innovative products and services, including commencement of EuroDocsis 3.1 testing; future M&A opportunities; our mobile and wireless strategy, including anticipated 4G launches; our share repurchase program; the strength of our balance sheet and tenor of our third-party debt; our expectations with respect to Project Lightning; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our digital video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions like Project Lightning; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including the most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at June 30, 2015. In addition, we served five million mobile subscribers and offered WiFi service across six million access points.

Liberty Global’s businesses are currently attributed to two tracking stock groups: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK), which primarily comprises our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which comprises our operations in Latin America and the Caribbean.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

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[1]
We sold substantially all of our legacy content business on January 31, 2014 (the "Chellomedia Sale"). Accordingly, we have presented the disposed business as a discontinued operation for the six months ended June 30, 2014.

[2]
On July 1, 2015, Liberty Global completed the "LiLAC Transaction" pursuant to which each holder of Liberty Global’s then-outstanding ordinary shares remained a holder of the same amount and class of Liberty Global ordinary shares and received one share of the corresponding class of LiLAC ordinary shares for each 20 then-outstanding Liberty Global ordinary shares held as of the record date for such distribution, with cash issued in lieu of fractional LiLAC ordinary shares. The Liberty Global ordinary shares following the LiLAC Transaction and the LiLAC Ordinary Shares are tracking shares. Tracking shares are intended by the issuing company to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole. The Liberty Global Ordinary Shares and the LiLAC Ordinary Shares are intended to reflect or “track” the economic performance of the Liberty Global Group and the LiLAC Group, respectively (each as defined and described below). For more information regarding the tracking shares, see note 1 to our condensed consolidated financial statements included in our quarterly report on Form 10-Q filed August 4, 2015 (the "10-Q").

[3]
Please see page 25 for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[4]	Please see page 13 for information on rebased growth.

[5]	Please see page 16 for our Operating Cash Flow ("OCF") definition and the required reconciliation.

[6]	Please see page 19 for information on Free Cash Flow (“FCF”) and the required reconciliations.

[7]
“Liberty Global Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Unitymedia, UPC Holding BV ("UPC Holding"), Telenet and Ziggo Group Holding.

8    Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and, in the case of the Liberty Global Group, excludes the loans backed by the shares we hold in Sumitomo Corp. and ITV plc.

[9]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.
10     “LiLAC Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The LiLAC Group comprises our operations in Latin America and the Caribbean and has attributed to it VTR and
Liberty Puerto Rico.
11    Total B2B includes subscription (SOHO) and non-subscription revenue. Non-subscription revenue includes the amortization of deferred upfront installation fees and deferred non-recurring fees received on B2B contracts where we maintain ownership of the installed equipment. Most of this deferred revenue relates to Virgin Media's B2B contracts, and in connection with the application of the Virgin
Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred revenue is accounting for $6 million and $13 million of the rebased increases in Liberty Global Group's total B2B revenue for the three and six months ended June 30, 2015, respectively.
12    Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[13]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[14]
In November 2014, Virgin Media introduced a new mobile program in the U.K. whereby customers can elect to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract (the "Freestyle" mobile proposition). Under Freestyle contractual agreements, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle contracts in November 2014, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

[15]
Liberty Global Group's 15% rebased mobile revenue growth for each of the Q2 and H1 2015 periods includes the positive impact of our Freestyle mobile promotion in the U.K., as further described in footnote 14. Excluding the impact of mobile handset revenue (which includes a $31 million and $52 million benefit from our Freestyle mobile promotion in Q2 and H1 2015, respectively), our rebased mobile revenue growth would have been 3% and 5%, respectively.

[16]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Group and LiLAC Group are not adjusted for currency impacts.

[17]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[18]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[19]	Total debt includes capital lease obligations.

[20]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[21]
Our aggregate unused borrowing capacity of $3.9 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. This consists of $3.6 billion attributed to the Liberty Global Group and $234 million attributed to LiLAC Group. Upon completion of the relevant June 30, 2015 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity would be $3.3 billion. This consists of $3.1 billion attributed to the Liberty Global Group and $234 million attributed to the LiLAC Group.

Balance Sheets, Statements of Operations and Statement of Cash Flows

The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global plc are included in our 10-Q. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our 10-Q.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three and six months ended June 30, 2015, as compared to the corresponding prior-year period. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide B2B and mobile services. For detailed information regarding the composition of our reportable segments, including information regarding certain changes to our reportable segments that we made during the fourth quarter of 2014 and the second quarter of 2015, see note 14 to our condensed consolidated financial statements included in our 10-Q.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2015, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2014 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2014 and 2015 in our rebased amounts for the three and six months ended June 30, 2014 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2015, (ii) remove intercompany eliminations for the applicable periods in 2014 to conform to the presentation during the 2015 periods following the disposal of the Chellomedia operations, which resulted in previously eliminated intercompany costs becoming third-party costs, (iii) exclude the pre-disposition revenue and OCF of "offnet" subscribers in the U.K. that were disposed in the fourth quarter of 2014 and the first half of 2015 from our rebased amounts for the three and six months ended June 30, 2014 to the same extent that the revenue and OCF of these disposed subscribers is excluded from our results for the three and six months ended June 30, 2015, (iv) exclude the revenue and OCF related to a partner network agreement that was terminated shortly after the Ziggo acquisition from our rebased amounts for the three and six months ended June 30, 2014 to the same extent that the revenue and OCF from this partner network is excluded from our results for the three and six months ended June 30, 2015 and (v) reflect the translation of our rebased amounts for the three and six months ended June 30, 2014 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2015. We have included Ziggo, Choice and two small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended June 30, 2014. We have included Ziggo, Choice and three small entities in whole or in part in the determination of our rebased revenue and OCF for the six months ended June 30, 2014. We have reflected the revenue and OCF of the acquired entities in our 2014 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between Generally Accepted Accounting Principles in the United States (“GAAP”) and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

	Three months ended		Increase		Increase
	June 30,		(decrease)		(decrease)
Revenue	2015	2014	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$1,759.6	$1,896.7	$(137.1)	(7.2)	3.4
The Netherlands	683.9	316.3	367.6	116.2	(2.2)
Germany	591.0	688.8	(97.8)	(14.2)	6.3
Belgium	500.3	582.4	(82.1)	(14.1)	6.4
Switzerland/Austria	448.8	476.7	(27.9)	(5.9)	2.8
Total Western Europe	3,983.6	3,960.9	22.7	0.6	3.1
Central and Eastern Europe	267.2	324.5	(57.3)	(17.7)	1.4
Central and other	(1.0)	(1.2)	0.2	N.M.	*
Total European Operations Division	4,249.8	4,284.2	(34.4)	(0.8)	3.0
Corporate and other	12.8	17.6	(4.8)	(27.3)	*
Intersegment eliminations	(7.5)	(6.0)	(1.5)	N.M.	*
Total Liberty Global Group	4,255.1	4,295.8	(40.7)	(0.9)	3.0
LiLAC Group:
Chile	220.8	229.8	(9.0)	(3.9)	7.1
Puerto Rico	90.6	76.6	14.0	18.3	7.9
Total LiLAC Group	311.4	306.4	5.0	1.6	7.3
Total	$4,566.5	$4,602.2	$(35.7)	(0.8)	3.3

* - Omitted; N.M. - Not Meaningful

	Six months ended		Increase		Increase
	June 30,		(decrease)		(decrease)
Revenue	2015	2014	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$3,471.0	$3,744.2	$(273.2)	(7.3)	2.9
The Netherlands	1,391.3	634.4	756.9	119.3	(0.8)
Germany	1,188.9	1,384.7	(195.8)	(14.1)	5.4
Belgium	1,003.0	1,156.6	(153.6)	(13.3)	6.5
Switzerland/Austria	888.1	940.5	(52.4)	(5.6)	3.3
Total Western Europe	7,942.3	7,860.4	81.9	1.0	3.1
Central and Eastern Europe	535.4	648.4	(113.0)	(17.4)	1.1
Central and other	(3.8)	(2.0)	(1.8)	N.M.	*
Total European Operations Division	8,473.9	8,506.8	(32.9)	(0.4)	3.0
Corporate and other	25.6	36.0	(10.4)	(28.9)	*
Intersegment eliminations	(15.3)	(13.2)	(2.1)	N.M.	*
Total Liberty Global Group	8,484.2	8,529.6	(45.4)	(0.5)	2.9
LiLAC Group:
Chile	429.6	455.1	(25.5)	(5.6)	6.0
Puerto Rico	169.6	151.3	18.3	12.1	6.9
Total LiLAC Group	599.2	606.4	(7.2)	(1.2)	6.2
Inter-group eliminations	—	(0.1)	0.1	N.M.	*
Total	$9,083.4	$9,135.9	$(52.5)	(0.6)	3.2

* - Omitted; N.M. - Not Meaningful

	Three months ended		Increase		Increase
	June 30,		(decrease)		(decrease)
OCF	2015	2014	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$805.6	$829.5	$(23.9)	(2.9)	7.7
The Netherlands	371.0	185.1	185.9	100.4	(4.9)
Germany	366.9	431.0	(64.1)	(14.9)	5.4
Belgium	260.8	287.9	(27.1)	(9.4)	12.2
Switzerland/Austria	259.7	277.4	(17.7)	(6.4)	1.8
Total Western Europe	2,064.0	2,010.9	53.1	2.6	4.6
Central and Eastern Europe	118.4	147.2	(28.8)	(19.6)	(0.8)
Central and other	(72.7)	(71.9)	(0.8)	N.M.	*
Total European Operations Division	2,109.7	2,086.2	23.5	1.1	3.7
Corporate and other	(52.3)	(59.6)	7.3	12.2	*
Total Liberty Global Group	2,057.4	2,026.6	30.8	1.5	3.9
LiLAC Group:
LiLAC Division:
Chile	87.6	85.8	1.8	2.1	13.9
Puerto Rico	40.8	33.4	7.4	22.2	11.5
Total LiLAC Division	128.4	119.2	9.2	7.7	13.1
Corporate and other	(0.8)	(0.9)	0.1	N.M.	*
Total LiLAC Group	127.6	118.3	9.3	7.9	13.3
Total	$2,185.0	$2,144.9	$40.1	1.9	4.4

* - Omitted; N.M. - Not Meaningful

	Six months ended		Increase		Increase
	June 30,		(decrease)		(decrease)
OCF	2015	2014	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$1,568.9	$1,621.1	$(52.2)	(3.2)	7.1
The Netherlands	738.9	368.4	370.5	100.6	(4.3)
Germany	730.9	860.0	(129.1)	(15.0)	4.4
Belgium	507.8	590.0	(82.2)	(13.9)	5.8
Switzerland/Austria	508.5	541.8	(33.3)	(6.1)	2.2
Total Western Europe	4,055.0	3,981.3	73.7	1.9	3.6
Central and Eastern Europe	236.5	305.4	(68.9)	(22.6)	(5.1)
Central and other	(140.6)	(142.8)	2.2	N.M.	*
Total European Operations Division	4,150.9	4,143.9	7.0	0.2	2.6
Corporate and other	(104.4)	(105.1)	0.7	0.7	*
Intersegment eliminations	—	4.0	(4.0)	N.M.	*
Total Liberty Global Group	4,046.5	4,042.8	3.7	0.1	2.4
LiLAC Group:
LiLAC Division:
Chile	163.6	168.5	(4.9)	(2.9)	8.9
Puerto Rico	74.3	62.7	11.6	18.5	12.7
Total LiLAC Division	237.9	231.2	6.7	2.9	10.1
Corporate and other	(2.1)	(1.6)	(0.5)	N.M.	*
Total LiLAC Group	235.8	229.6	6.2	2.7	9.9
Total	$4,282.3	$4,272.4	$9.9	0.2	2.8

* - Omitted; N.M. - Not Meaningful

Operating Cash Flow Definition and Reconciliation

As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	in millions
Total segment operating cash flow	$2,185.0	$2,144.9	$4,282.3	$4,272.4
Share-based compensation expense	(56.6)	(54.4)	(128.0)	(109.5)
Depreciation and amortization	(1,477.8)	(1,393.4)	(2,929.2)	(2,770.5)
Impairment, restructuring and other operating items, net	(25.7)	(27.6)	(42.7)	(141.2)
Operating income	$624.9	$669.5	$1,182.4	$1,251.2

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at June 30, 2015:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and Liberty Global Group unrestricted subsidiaries	$1,567.1	$66.4	$1,633.5	$253.3
Virgin Media[3]	14,536.5	215.6	14,752.1	29.9
UPC Holding	6,559.7	27.5	6,587.2	30.3
Unitymedia	7,581.8	734.4	8,316.2	3.5
Ziggo Group Holding	8,269.3	0.2	8,269.5	11.0
Telenet	3,777.3	383.8	4,161.1	258.6
Total Liberty Global Group	42,291.7	1,427.9	43,719.6	586.6
LiLAC Group unrestricted subsidiaries	—	—	—	100.0
VTR Finance	1,400.0	0.4	1,400.4	95.0
Liberty Puerto Rico	933.2	0.8	934.0	37.9
Total LiLAC Group	2,333.2	1.2	2,334.4	232.9
Total	$44,624.9	$1,429.1	$46,054.0	$819.5

Property and Equipment Additions and Capital Expenditures

The tables below highlight the categories of the property and equipment additions attributed to the Liberty Global Group and the LiLAC Group for the indicated periods and reconciles those additions to the capital expenditures that are presented in the attributed statements of cash flows included in Exhibit 99.1 to our 10-Q:

Liberty Global Group

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	in millions, except % amounts
Customer premises equipment	$283.3	$308.9	$551.6	$623.3
Scalable infrastructure	181.1	166.5	328.0	328.9
Line extensions	106.5	85.6	200.5	180.8
Upgrade/rebuild	129.2	129.5	248.5	260.6
Support capital & other	270.7	204.8	511.0	352.9
Property and equipment additions	970.8	895.3	1,839.6	1,746.5
Assets acquired under capital-related vendor financing arrangements	(380.9)	(231.3)	(675.9)	(401.8)
Assets acquired under capital leases	(12.5)	(40.8)	(74.5)	(89.8)
Changes in current liabilities related to capital expenditures	(37.8)	(23.7)	61.8	39.5
Capital expenditures[4]	$539.6	$599.5	$1,151.0	$1,294.4

Property and equipment additions as % of revenue	22.8%	20.8%	21.7%	20.5%

LiLAC Group

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	in millions, except % amounts
Customer premises equipment	$31.8	$36.9	$61.2	$62.2
Scalable infrastructure	11.0	8.9	16.8	16.3
Line extensions	17.9	12.3	31.5	30.3
Upgrade/rebuild	0.5	6.0	1.0	7.8
Support capital & other	8.6	11.4	15.4	17.9
Property and equipment additions	69.8	75.5	125.9	134.5
Changes in current liabilities related to capital expenditures	(8.2)	(8.0)	(14.5)	(26.9)
Capital expenditures[4]	$61.6	$67.5	$111.4	$107.6

Property and equipment additions as % of revenue	22.4%	24.6%	21.0%	22.2%
______________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding, Ziggo Group Holding and Telenet include notes issued by special purpose entities that are consolidated by each.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $0.7 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and Liberty Global Group unrestricted subsidiaries. In addition, the $57 million carrying value of the 6.5% convertible notes of Virgin Media is excluded from the debt of the Virgin Media borrowing group and included in the debt of Liberty Global and Liberty Global Group unrestricted subsidiaries.

[4]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards, (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (iii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our condensed consolidated statements of cash flows. The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF for the indicated periods:

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	in millions
Consolidated Liberty Global
Net cash provided by operating activities of our continuing operations	$1,311.9	$1,596.3	$2,685.8	$2,916.7
Increases (decreases) in excess tax benefits from share-based compensation[5]	(2.1)	—	17.9	—
Cash payments for direct acquisition and disposition costs[6]	231.2	9.2	238.8	20.4
Expenses financed by an intermediary[7]	42.6	7.4	51.7	14.3
Capital expenditures	(601.2)	(667.0)	(1,262.4)	(1,402.0)
Principal payments on amounts financed by vendors and intermediaries	(350.4)	(178.6)	(732.1)	(399.4)
Principal payments on certain capital leases	(39.7)	(50.8)	(77.4)	(97.2)
FCF	$592.3	$716.5	$922.3	$1,052.8

Liberty Global Group
Net cash provided by operating activities of our continuing operations	$1,198.2	$1,519.4	$2,552.1	$2,746.6
Increases (decreases) in excess tax benefits from share-based compensation	(0.8)	—	16.0	—
Cash payments for direct acquisition and disposition costs	228.2	9.1	234.8	20.0
Expenses financed by an intermediary	42.6	7.4	51.7	14.3
Capital expenditures	(539.6)	(599.5)	(1,151.0)	(1,294.4)
Principal payments on amounts financed by vendors and intermediaries	(350.4)	(178.6)	(732.1)	(399.4)
Principal payments on certain capital leases	(39.6)	(50.5)	(77.2)	(96.8)
FCF	$538.6	$707.3	$894.3	$990.3

LiLAC Group
Net cash provided by operating activities of our continuing operations	$113.7	$76.9	$133.7	$170.1
Increases (decreases) in excess tax benefits from share-based compensation	(1.3)	—	1.9	—
Cash payments for direct acquisition and disposition costs	3.0	0.1	4.0	0.4
Capital expenditures	(61.6)	(67.5)	(111.4)	(107.6)
Principal payments on certain capital leases	(0.1)	(0.3)	(0.2)	(0.4)
FCF	$53.7	$9.2	$28.0	$62.5

______________________________

[5]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our condensed consolidated statements of cash flows.

6    Represents costs paid during the period to third parties directly related to acquisitions and dispositions.
7    For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our free cash flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary. The inclusion of this adjustment represents a change in our definition of free cash flow that we implemented effective January 1, 2015. The free cash flow reported for the 2014 period has been revised to calculate free cash flow on a basis that is consistent with the new definition.

ARPU per Customer Relationship8
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended June 30,				%	FX-Neutral[9]
	2015		2014		Change	% Change
Liberty Global Consolidated		$44.91		$49.84	(9.9)%	4.4%
Liberty Global Group		€39.78		€35.76	11.2%	4.6%
U.K. & Ireland (Virgin Media)		£49.49		£49.27	0.4%	1.4%
Germany (Unitymedia)		€22.80		€21.36	6.7%	6.7%
Belgium (Telenet)		€50.43		€48.01	5.0%	5.0%
The Netherlands		€44.52		€43.63	2.0%	2.0%
Other Europe		€27.68		€25.10	10.3%	2.2%
LiLAC Group		$59.52		$62.24	(4.4)%	3.5%
Chile (VTR)	CLP	32,682	CLP	31,699	3.1%	3.1%
Liberty Puerto Rico		$85.10		$84.75	0.4%	0.4%
Mobile Statistics10
The following tables provide ARPU per mobile subscriber11 and mobile subscribers12 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended June 30,		%	FX-Neutral
	2015	2014	Change	% Change
Liberty Global Group:
Including interconnect revenue	$22.54	$26.72	(15.6)%	(4.2)%
Excluding interconnect revenue	$18.67	$21.67	(13.8)%	(2.6)%

LiLAC Group:
Including interconnect revenue	$27.70	$25.08	10.4%	23.0%
Excluding interconnect revenue	$24.96	$22.24	12.2%	25.0%

	Mobile Subscribers
	June 30, 2015	March 31, 2015	Change
Liberty Global Group:
U.K.	3,014,400	3,007,300	7,100
Belgium	953,700	924,500	29,200
Germany	336,300	322,700	13,600
The Netherlands	178,800	158,400	20,400
Switzerland	19,500	14,600	4,900
Austria	4,900	500	4,400
Total Western Europe	4,507,600	4,428,000	79,600
Hungary	20,400	15,100	5,300
Poland	8,600	9,400	(800)
Total CEE	29,000	24,500	4,500
Liberty Global Group	4,536,600	4,452,500	84,100
LiLAC Group - Chile	129,200	117,500	11,700
Grand Total	4,665,800	4,570,000	95,800
_____________________________________________

[8]	Please see page 11 for the definition of ARPU per customer.

[9]	Please see page 11 for information regarding the FX-Neutral change in ARPU.

[10]	Please see page 11 for the definition of mobile subscriber.

[11]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[12]
With the exception of the U.K. and Chile, all of our mobile subscribers receive mobile services pursuant to postpaid contracts. As of June 30, 2015 and March 31, 2015, the mobile subscriber count in the U.K. included 850,500 and 879,100 prepaid mobile subscribers, respectively, and the mobile subscriber count in Chile included 13,200 and 12,800 prepaid mobile subscribers, respectively. In Germany, the Q2 organic increase in our mobile subscribers of 22,100 was reduced by a non-organic correction of 8,500 subscribers.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at June 30, 2015, March 31, 2015 and June 30, 2014: 13

	June 30, 2015	March 31, 2015	June 30, 2014	Q2’15 / Q1’15 (% Change)	Q2’15 / Q2’14 (% Change)
Liberty Global Group
Total RGUs
Video RGUs	22,849,400	22,949,300	20,434,900	(0.4%)	11.8%
Broadband Internet RGUs	16,372,000	16,255,600	13,701,900	0.7%	19.5%
Telephony RGUs	13,650,300	13,551,500	11,568,900	0.7%	18.0%
Total Liberty Global Group	52,871,700	52,756,400	45,705,700	0.2%	15.7%

Customers
Single-Play Customers	10,084,900	10,265,000	9,798,700	(1.8%)	2.9%
Dual-Play Customers	4,194,600	4,173,900	3,608,500	0.5%	16.2%
Triple-Play Customers	11,465,900	11,381,200	9,563,300	0.7%	19.9%
Total Liberty Global Group	25,745,400	25,820,100	22,970,500	(0.3%)	12.1%

% of Single-Play Customers	39.2%	39.7%	42.7%	(1.3%)	(8.2%)
% of Dual-Play Customers	16.3%	16.2%	15.7%	0.6%	3.8%
% of Triple-play Customers	44.5%	44.1%	41.6%	0.9%	7.0%

RGUs per customer relationship	2.05	2.04	1.99	0.5%	3.0%

LiLAC Group
Total RGUs
Video RGUs	1,290,700	1,228,800	1,223,300	5.0%	5.5%
Broadband Internet RGUs	1,285,900	1,168,900	1,120,400	10.0%	14.8%
Telephony RGUs	888,000	868,100	856,000	2.3%	3.7%
Total LiLAC Group	3,464,600	3,265,800	3,199,700	6.1%	8.3%

Customers
Single-Play Customers	559,400	485,100	492,500	15.3%	13.6%
Dual-Play Customers	365,100	327,300	316,500	11.5%	15.4%
Triple-Play Customers	725,000	708,700	691,400	2.3%	4.9%
Total LiLAC Group	1,649,500	1,521,100	1,500,400	8.4%	9.9%

% of Single-Play Customers	33.9%	31.9%	32.8%	6.3%	3.4%
% of Dual-Play Customers	22.1%	21.5%	21.1%	2.8%	4.7%
% of Triple-play Customers	44.0%	46.6%	46.1%	(5.6%)	(4.6%)

RGUs per customer relationship	2.10	2.15	2.13	(2.3%)	(1.4%)
_____________________________________________

13 The June 30, 2014 amounts do not include the impact of the Ziggo acquisition. The March 31, 2015 and June 30, 2014 figures do not include the impact of the Choice acquisition.

	Consolidated Operating Data — June 30, 2015
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

U.K.	12,705,500	12,684,100	5,018,600	12,538,500	—	3,736,800	—	—	3,736,800	4,570,300	4,231,400
Germany	12,732,800	12,460,500	7,120,300	12,322,700	5,112,200	1,405,200	—	—	6,517,400	2,986,600	2,818,700
The Netherlands(11)	7,006,900	6,992,300	4,185,300	9,798,100	835,500	3,347,800	—	—	4,183,300	3,065,700	2,549,100
Belgium	2,926,000	2,926,000	2,181,400	4,794,700	369,900	1,693,900	—	—	2,063,800	1,543,400	1,187,500
Switzerland(11)	2,194,500	2,193,900	1,402,000	2,606,200	665,300	687,700	—	—	1,353,000	755,700	497,500
Austria	1,361,300	1,361,300	650,300	1,357,900	143,600	363,900	—	—	507,500	475,200	375,200
Ireland	853,100	759,900	505,200	1,099,000	34,800	318,900	—	25,600	379,300	367,300	352,400
Total Western Europe	39,780,100	39,378,000	21,063,100	44,517,100	7,161,300	11,554,200	—	25,600	18,741,100	13,764,200	12,011,800
Poland	2,826,100	2,750,000	1,418,400	2,764,800	259,300	925,500	—	—	1,184,800	1,010,700	569,300
Hungary	1,588,700	1,572,200	1,080,400	2,001,300	193,700	448,500	282,900	—	925,100	567,900	508,300
Romania	2,531,100	2,434,200	1,192,400	1,971,100	301,000	568,600	312,800	—	1,182,400	460,800	327,900
Czech Republic	1,399,000	1,329,000	714,600	1,186,900	92,200	363,700	117,700	—	573,600	448,400	164,900
Slovakia	507,800	485,100	276,500	430,500	31,300	143,600	67,000	500	242,400	120,000	68,100
Total CEE	8,852,700	8,570,500	4,682,300	8,354,600	877,500	2,449,900	780,400	500	4,108,300	2,607,800	1,638,500
Total Liberty Global Group	48,632,800	47,948,500	25,745,400	52,871,700	8,038,800	14,004,100	780,400	26,100	22,849,400	16,372,000	13,650,300

Chile	2,999,300	2,481,200	1,250,600	2,701,500	102,200	920,700	—	—	1,022,900	977,700	700,900
Puerto Rico	1,065,200	1,065,200	398,900	763,100	—	267,800	—	—	267,800	308,200	187,100
Total LiLAC Group	4,064,500	3,546,400	1,649,500	3,464,600	102,200	1,188,500	—	—	1,290,700	1,285,900	888,000

Grand Total	52,697,300	51,494,900	27,394,900	56,336,300	8,141,000	15,192,600	780,400	26,100	24,140,100	17,657,900	14,538,300

	Subscriber Variance Table - June 30, 2015 vs. March 31, 2015
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5,12)	Enhanced Video Subscribers(6,12)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

U.K.	44,900	51,600	(7,700)	2,000	—	(12,200)	—	—	(12,200)	6,600	7,600
Germany	10,400	44,700	8,700	91,700	(19,300)	11,800	—	—	(7,500)	55,600	43,600
The Netherlands(11)	13,300	13,100	(56,600)	(86,700)	(36,300)	(20,300)	—	—	(56,600)	(10,600)	(19,500)
Belgium	4,900	4,900	(5,200)	14,300	(13,400)	5,800	—	—	(7,600)	8,900	13,000
Switzerland(11)	700	700	(15,900)	15,600	(23,000)	5,700	—	—	(17,300)	15,900	17,000
Austria	5,600	5,600	800	9,300	(3,100)	1,000	—	—	(2,100)	6,400	5,000
Ireland	(200)	2,800	(6,600)	(2,900)	(2,700)	(2,600)	—	(1,900)	(7,200)	1,500	2,800
Total Western Europe	79,600	123,400	(82,500)	43,300	(97,800)	(10,800)	—	(1,900)	(110,500)	84,300	69,500
Poland	31,200	31,200	(6,800)	12,600	(7,300)	3,800	—	—	(3,500)	6,700	9,400
Hungary	8,100	8,000	2,300	15,500	(8,000)	9,100	1,700	—	2,800	5,600	7,100
Romania	78,600	94,000	14,600	43,600	4,800	11,800	(4,400)	—	12,200	16,800	14,600
Czech Republic	2,100	2,200	(100)	2,000	1,800	(2,200)	2,400	—	2,000	1,800	(1,800)
Slovakia	2,800	2,500	(2,200)	(1,700)	(4,100)	700	600	(100)	(2,900)	1,200	—
Total CEE	122,800	137,900	7,800	72,000	(12,800)	23,200	300	(100)	10,600	32,100	29,300
Total Liberty Global Group	202,400	261,300	(74,700)	115,300	(110,600)	12,400	300	(2,000)	(99,900)	116,400	98,800

Chile	13,500	14,200	12,700	36,600	(3,900)	18,400	—	—	14,500	22,800	(700)
Puerto Rico	358,300	358,300	115,700	162,200	—	47,400	—	—	47,400	94,200	20,600
Total LiLAC Group	371,800	372,500	128,400	198,800	(3,900)	65,800	—	—	61,900	117,000	19,900

Grand Total	574,200	633,800	53,700	314,100	(114,500)	78,200	300	(2,000)	(38,000)	233,400	118,700

Organic Change Summary:
U.K.	44,900	51,600	(7,700)	2,000	—	(12,200)	—	—	(12,200)	6,600	7,600
Germany	10,400	44,700	8,700	91,700	(19,300)	11,800	—	—	(7,500)	55,600	43,600
The Netherlands	13,300	13,100	(56,600)	(86,700)	(36,300)	(20,300)	—	—	(56,600)	(10,600)	(19,500)
Belgium	4,900	4,900	(5,200)	14,300	(13,400)	5,800	—	—	(7,600)	8,900	13,000
Other Europe	102,000	123,100	(29,600)	74,100	(55,100)	27,300	300	(2,000)	(29,500)	49,500	54,100
Total Liberty Global Group	175,500	237,400	(90,400)	95,400	(124,100)	12,400	300	(2,000)	(113,400)	110,000	98,800
Chile	13,500	14,200	12,700	36,600	(3,900)	18,400	—	—	14,500	22,800	(700)
Puerto Rico	3,000	3,000	800	6,300	—	(1,200)	—	—	(1,200)	2,800	4,700
Total LiLAC Group	16,500	17,200	13,500	42,900	(3,900)	17,200	—	—	13,300	25,600	4,000
Total Organic Change	192,000	254,600	(76,900)	138,300	(128,000)	29,600	300	(2,000)	(100,100)	135,600	102,800

Q2 2015 Adjustments:
Acquisition - Puerto Rico	355,300	355,300	114,900	155,900	—	48,600	—	—	48,600	91,400	15,900
Acquisition - Romania	26,900	23,900	15,700	19,900	13,500	—	—	—	13,500	6,400	—
Net Adjustments	382,200	379,200	130,600	175,800	13,500	48,600	—	—	62,100	97,800	15,900

Net Adds (Reductions)	574,200	633,800	53,700	314,100	(114,500)	78,200	300	(2,000)	(38,000)	233,400	118,700

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

(4)
Revenue Generating Unit or "RGU" is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our enhanced video service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2015 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. In Europe, we have approximately 110,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a Multi-channel Multipoint (“microwave”) Distribution System.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 300 asymmetric digital subscriber line (“ADSL”) subscribers within the U.K. and 62,100 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 92,400 subscribers who have requested and received this service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 500 and 46,000 subscribers within the U.K. and Austria, respectively, that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 39,900 subscribers who have requested and received this service.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2015, Switzerland's partner networks account for 141,200 Customer Relationships, 281,300 RGUs, 105,100 Enhanced Video Subscribers, 104,400 Internet Subscribers, and 71,800 Telephony Subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.